THE JONES FINANCIAL COMPANIES, L.L.L.P.

2025 CLASS B LIMITED PARTNER

INTEREST PURCHASE PLAN

1.
Title

This plan (the “Plan”) shall be known as the 2025 Class B Limited Partner Interest Purchase Plan of The Jones Financial Companies, L.L.L.P (the “Partnership”).

2.
Purpose

The primary purpose of the Plan is to provide incentives to attract, retain, compensate, and motivate “Employees” (as that term is defined in the instructions to Form S-8) of the Partnership and its Subsidiaries by offering them an opportunity to participate in the Partnership’s future financial performance. Pursuant to the Plan, certain Employees (“Participants”) may be granted an opportunity to acquire Class B Limited Partner Interests (“Interests”) in the Partnership (an “Award”). As used herein, “Subsidiaries” include any entity the Partnership wholly owns (directly or indirectly).

3.
Eligibility

Any Employee is eligible to be selected by the Partnership to be a Participant and receive an Award under the Plan.

4.
Interests Covered by the Plan

The total number of Interests covered by the Plan shall be 1,400,000. This number and the kind of Interests shall be equitably adjusted to reflect any subsequent reorganization, reclassification, Interest splits, reverse Interest splits or similar matters affecting the number and type of outstanding Interests of the Partnership. Awards covering Interests not exceeding this number may be granted to Participants by the Partnership. To the extent that any Award is canceled or expires, the Partnership may include such Interests in another Award. The rights, responsibilities and obligations related to the Interests are set forth in and governed by the Partnership’s Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of November 5, 2025, as it may be amended or restated from time to time (the “Partnership Agreement”). Capitalized terms used but not defined in the Plan shall have the meanings assigned to such terms in the Partnership Agreement.

5.
Awards – Description

Each Award shall represent the right to purchase that number of Interests described therein at and within the time period specified therein. Interests shall not be issued at the time the Award is granted, but only if and when the Participant exercises their right to purchase the Interests in accordance with the terms of the Award and this Plan. The purchase price of each full Interest shall be $1,000 payable by the Participant as provided in Section 7 of this Plan, with a minimum purchase of at least $5,000. Awards may be conditioned in any manner the Partnership may determine and set forth in the Award. Prior to the exercise of an Award by a Participant, such Award may be canceled by the Partnership in its sole discretion.

6.
Awards – Granting

Awards may be granted as follows:

a.
Awards. The Partnership will determine the Participants and establish the number of Interests subject to, duration and other terms, if any, of the Awards. In making its determination of who shall be Participants and the number of Interests subject to, duration and other terms of each Award, the Partnership shall take into account such factors as the Participant’s level of responsibility, job performance, branch profitability, potential for growth, years of experience, level and types of compensation and such other factors as the Partnership deems relevant. Awards may be granted throughout the term of the Plan.

b.
Notice of Awards. Upon the granting of any Award by the Partnership, the Participant shall be advised as to the number of Interests subject to, duration and other terms of the Award.
7.
Payment by Participants; Additional Documentation

As designated in the Award, a Participant shall pay for the Interests awarded to such Participant in cash (including, for the avoidance of doubt, with proceeds from financing obtained for the purchase of the Interests) at and within the time period established by the Partnership for the exercise of such Award or such Participant shall forfeit their right to purchase such Interests. If a Participant is granted an Award under the Plan and elects to participate, such Participant will subscribe by executing and delivering a subscription agreement and power of attorney to the Partnership, each substantially in the form approved by the Partnership. Each Participant shall also execute such additional documents and take such further action as the Partnership may reasonably request.

8.
Purchase Date

After a Participant’s funds are received by the Partnership, such funds will be used to purchase Interests from the Partnership on the date specified in the Award or as otherwise determined by the Partnership. Any Participant not already a Class B Limited Partner of the Partnership will become a Class B Limited Partner of the Partnership on the purchase date.

9.
Use of a Committee to Administer the Plan

A committee consisting of one or more General Partners of the Partnership, which may include the Partnership’s Managing Partner, shall be appointed by the Managing Partner of the Partnership (the “Committee”) to administer the Plan. Committee members shall serve at the pleasure of the Managing Partner. In the absence of any Committee, the Managing Partner shall serve as the Committee hereunder.

The Committee shall have full power and authority to act on behalf of the Partnership in all matters related to the Plan, including, but not limited to, interpreting the Plan, establishing rules relating to the Plan which it deems appropriate, establishing sub-plans to comply with applicable foreign law or to recognize differences in local law, currency or tax policy, and making other determinations which it believes necessary and advisable for the proper administration of the Plan. Decisions of the Committee in matters relating to the Plan shall be final and conclusive. The Committee’s determinations under the Plan, including, without limitation, determinations as to Participants or Awards, need not be uniform. Members of the Committee shall not be eligible to participate in the Plan.

The Committee may further delegate to one or more officers or employees of the Partnership or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

10.
Forfeiture/Recoupment

The Committee may impose any clawback, recovery or recoupment provisions in an Award as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired Interests upon the occurrence of any Suspension Event. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Partnership or any Subsidiary.

11.
Costs of Administering the Plan

All costs and expenses of administering the Plan shall be borne by the Partnership.

12.
Amendments and Termination

The Partnership may amend the Plan at any time either retroactively or prospectively or terminate or suspend the Plan, any Participant’s participation in the Plan, or any Award at any time for any reason. Termination of the Plan will not affect the rights and obligations of the Participants arising under Awards previously granted.

13.
Non-Assignability

Awards are non-transferable and may not be assigned or pledged by any Participant at any time and no recognition shall be given to any attempt to assign any rights hereunder.

14.
Inception Date; End Date

The inception date of this Plan shall be November 10, 2025. The Plan will continue in effect until November 10, 2035, unless earlier terminated or extended by the Partnership.

15.
Liability of the Partnership

The Partnership, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Committee and any delegate thereof shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Interests as to which the Partnership has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Partnership’s counsel to be necessary to the lawful issuance and sale of any Interests hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

16.
Choice of Law

The validity, construction and effect of the Plan and any actions relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to any choice of law provisions.

17.
Arbitration

BY PARTICIPATING IN THE PLAN, ALL PARTICIPANTS AGREE THAT ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS PLAN SHALL BE RESOLVED BY ARBITRATION AND WITHOUT RESORT TO LITIGATION IN COURT IN ACCORDANCE WITH ARTICLE 11 OF THE PARTNERSHIP AGREEMENT, WHICH IS HEREBY INCORPORATED INTO THIS PLAN BY REFERENCE.